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                     AMERICAN FAMILY LIFE INSURANCE COMPANY
                               6000 AMERICAN PKWY
                          MADISON, WISCONSIN 53783-0001
                                  888 428 5433

        GUARANTEED PURCHASE OPTION BENEFIT RIDER FOR THE PRIMARY INSURED
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

This RIDER is attached to and becomes a part of the BASE POLICY and is subject to the conditions and provisions of the BASE POLICY. All such conditions and provisions apply to this RIDER unless changed by this RIDER.

                                   DEFINITIONS

REGULAR OPTION DATE. Each Policy anniversary date that occurs after the ISSUE DATE and is nearest the date the PRIMARY INSURED reaches ATTAINED AGE 25, 28, 31, 34, 37, or 40 years.

ALTERNATE OPTION DATE.  The date of:
    1. the PRIMARY INSURED'S marriage;
    2. the birth of a living child to the PRIMARY INSURED;
    3. the final completion of legal adoption of a child by the PRIMARY INSURED.

                               GENERAL PROVISIONS

BENEFIT. The OWNER may buy additional insurance on the life of the PRIMARY INSURED on a REGULAR or ALTERNATE OPTION DATE up to a combined maximum of six REGULAR and ALTERNATE OPTION DATES. The increase in SPECIFIED AMOUNT will be issued:
    1. without evidence of insurability;
    2. without a change in the PRIMARY INSURED'S UNDERWRITING CLASS under the BASE POLICY; and
    3. at the premium rate then in effect for the ATTAINED AGE of the PRIMARY INSURED.

The additional insurance will not contain this RIDER.

CONDITIONS. Each purchase of additional insurance is subject to the following conditions:
    1. The BASE POLICY and this RIDER must be in force.
    2. WE must receive the APPLICATION and the first premium for the increase in SPECIFIED AMOUNT at the ADMINISTRATIVE SERVICE CENTER within 60 days before the REGULAR or ALTERNATE OPTION DATE or within 31 days after the REGULAR or ALTERNATE OPTION DATE.
    3. The amount of insurance purchased on any one Option Date must be at least $10,000. It must not exceed the amount of the Guaranteed Purchase Option Benefit Rider.
    4. The additional insurance may include Waiver of Monthly Deductions and/or Accidental Death Benefits. Any of OUR rules then in effect will apply to the purchase of these benefits and may require evidence of insurability.
    5. WE may include in the increase in SPECIFIED AMOUNT the same provisions:
        a. to limit death or disability benefits that are in the BASE POLICY;
        b. that WE include in policies of the same plan and amount then being issued to persons of the same UNDERWRITING CLASS and age of the PRIMARY INSURED.
    6. For any additional insurance to take effect, the SURRENDER VALUE of the BASE POLICY must be enough to cover the MONTHLY DEDUCTION and any loan interest then due; or the OWNER must pay enough premium to keep the BASE POLICY in force for at least two months.
    7. The additional insurance will be effective on the REGULAR OPTION DATE or the MONTHLY DEDUCTION DAY nearest the ALTERNATE OPTION DATE. OUR liability will not begin until the later of:
        a. the REGULAR or ALTERNATE OPTION DATE; or
        b. the date WE receive the APPLICATION and the first premium for the additional insurance.
    8. The UNDERWRITING CLASS will be the same as that in effect for the Base Policy on the Rider Effective Date.

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If an ALTERNATE OPTION DATE is used to buy an increase in SPECIFIED AMOUNT under this provision it cancels the right to use the next REGULAR OPTION DATE if such next REGULAR OPTION DATE has not been canceled by the use of a prior ALTERNATE OPTION DATE. If such REGULAR OPTION DATE has been canceled by the use of an ALTERNATE OPTION DATE, then the next succeeding REGULAR OPTION DATE will be canceled. The right to purchase an increase in SPECIFIED AMOUNT as of any Option Date will expire if not used.

RIDER EFFECTIVE DATE. This RIDER takes effect as of the Rider Effective Date shown on the Schedule. If this RIDER is subsequently added to the BASE
POLICY, the Rider Effective Date will be shown on an endorsement. The Rider Effective Date determines each:
    1. Rider year;
    2. Rider anniversary;
    3. Rider month.
RIDER TERMINATION DATE.  This RIDER terminates on the earliest of:
    1. 12:00 AM on the rider anniversary date nearest the PRIMARY INSURED'S Attained Age 40;
    2. the date the BASE POLICY terminates subject to the conditions and provisions of the BASE POLICY;
    3. the date the BASE POLICY is surrendered by the OWNER.
The OWNER may cancel this RIDER at any time by sending a written request to the ADMINISTRATIVE SERVICE CENTER. Such cancellation takes effect on the MONTHLY DEDUCTION DAY following the date the written request is received at the ADMINISTRATIVE SERVICE CENTER, unless a later date is requested.





                   PRESIDENT                    SECRETARY


















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